EXHIBIT 10.3

                            STOCK EXCHANGE AGREEMENT
                            ------------------------

     This STOCK EXCHANGE AGREEMENT (the "Agreement") is entered into as of the 31st day of December, 2004 (the "Effective Date") by and between Free DA Connection Services Inc., a British Columbia Company, with its registered office located at Suite 301-1640 Oak Bay Ave., Victoria BC, Canada V8R 1B2 ("Free DA"); Via Vis Technologies Inc., a Canadian Corporation located at Suite 2410, 555 West Hastings Street, Vancouver, BC, Canada (the "Company"); and those persons specified more particularly on that schedule attached to this Agreement marked as Appendix "A", the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically at length in this Agreement. For convenience, the persons specified in Appendix "A" to this Agreement shall be referred to in this Agreement, collectively, as the "Shareholders" and any of them may be referred to in this Agreement, individually, as a "Shareholder".

                                    RECITALS
                                    --------

     A. Free DA and the Company have entered into a certain letter of intent dated October 15th, 2004 (the "LOI"). Free DA, the Company and the Shareholders now desire to enter into this Agreement, which shall supersede the LOI and which shall constitute the final and complete understanding of the parties to this Agreement with respect to the subject matter hereof.

     B. As of the Effective Date, Free DA has one (1) shares of its no par value common stock issued and outstanding;

     C. As of the Effective Date, the Shareholders, collectively, own and are the holders of Thirteen Million Seven Hundred & Ninety Six Thousand, Eight Hundred & Eighty Five shares (13,796,885) shares of the Company's $.001 par value common stock (the "Shares").

     D. As of the Effective Date, the Company has Thirteen Million Seven Hundred & Ninety Six Thousand, Eight Hundred & Eighty Five (13,796,885) shares of the Company's $.001 par value common stock (the "Shares"), issued and outstanding;

     E. Free DA desires to acquire all of the Shares as listed in Appendix "A", and the Shareholders desire to exchange all of the Shares on a one for one point four (1:1.4) basis of the no par value common stock of Free DA ("Exchange Shares"), on the terms and subject to the conditions specified by the provisions of this Agreement (the "Exchange"). Each Shareholder will receive one (1) Exchange Share for each one and four tenths (1.4) Shares in the Company.

     F. It is the intent of the Buyer and the Shareholders that the Exchange satisfies the requirements of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

     G. The Exchange is one in a series of transactions pursuant to which Free DA and the Company contemplate that Free DA shall acquire certain assets of the Company and exchange its shares for the Company's shares as listed in Appendix "A", and, as a condition of the Closing of the overall transaction, Free DA has or will within 30 days of executing this document enter into a Technology Purchase Agreement with 668158 BC Ltd., a British Columbia company, (the "TPAt"). Notwithstanding such transactions, the Company will (i) continue limited operations, (ii) retain its corporate name and (iii) use its best efforts to cure any and all outstanding obligations. Its current officers and key employees will be offered equal employment at the Free DA location. Further, the Company will sell certain of its existing assets, as defined in Appendix "C" on the closing as defined in Section 1.2 of this Agreement; and,

H. As a condition precedent to the Exchange, the Company will enter into certain Key Executive Employment Agreements described in Section 1.8 of this Agreement, with certain employees of the Company.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

                                    ARTICLE 1
                                    ---------

                                    EXCHANGE
                                    --------

     1.1 THE EXCHANGE. On the Closing Date, defined in Section 1.2 of this Agreement, and on the terms and subject to the conditions of this Agreement, and applicable provisions of the British Columbia Corporations Act, (i) the Shareholders as listed in Appendix "A" will deliver to the Escrow Agent (as that term is defined in Section 1.7 below) certificates evidencing and representing the Shares and or their consent, duly endorsed (or accompanied by duly executed stock powers), for transfer to Free DA; and (ii) Free DA shall deliver to the Escrow Agent certificates evidencing and representing the number of Exchange Shares allocated to each Shareholder, as specified on that schedule attached to this Agreement marked Appendix B (including any amended Appendix B prepared as of the Closing Date) and the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically at length in this Agreement.

     1.2 CLOSING. The Exchange shall become effective on that date and as of the time the Escrow Agent (i) accepts delivery of the certificates evidencing and representing the Shares from the Shareholders and (ii) accepts delivery of the certificates evidencing and representing the Exchange Shares from Free DA (the "Closing Date" or "Closing"), which is contemplated to occur immediately after or concurrent with the Effective Date of this Agreement and which shall occur on or before January 15th, 2005.

     1.3 DILUTION OF SHARES. The Company consents and acknowledges that Free DA may authorize and/or issue additional common shares, preferred shares, or warrants to purchase common shares of Free DA at or subsequent to the Closing Date. The Company acknowledges that the common shares of Free DA held by the Company's Shareholders may experience a dilution in their percentage of ownership in Free DA as a result of subsequent authorized and issued shares by Free DA, as described above.

     1.4 CASH OR OTHER CONSIDERATION. No cash or other consideration will be paid, is contemplated as part of any payment, or will be received in effecting the Exchange except the consideration described in Section 1.5.

     1.5 ASSETS. Upon Closing, certain assets of the Company, as described in the current schedule attached hereto as Appendix C, and incorporated herein by reference, shall be sold to Free DA under a Promissory Note entitled Note Via Vis.001 and hereto attached (Appendix "D")

     1.6 LIABILITIES. Upon Closing, the Company shall remain liable for and obligated by all liabilities and their related duties and obligations currently assumed. All liabilities shall remain the obligations of the Company except those assumed by Free DA as listed in Schedule C. Those liabilities include, but are not limited to: (i) any and all litigation threatened and pending that may or has resulted in the entry of judgment in damages or otherwise against the Company; (ii) any and all outstanding secured and unsecured accounts of credit, bills of lading or other uncollected debts now held by the Company; (iii) any and all internal or employee related disputes, arbitrations, or administrative proceedings threatened, pending or otherwise outstanding; and (iv) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Company.

     1.7 ESCROW ACCOUNT. At the Closing Date, Free DA, and Shareholders shall jointly establish an independent escrow account with the law firm of Smith Hutchison, as escrow agent (the "Escrow Agent"). Free DA shall deposit certificates evidencing and representing the Exchange Shares and Shareholders or legal counsel for the Company in compliance with the Business Corporations Act, shall deposit certificates evidencing and representing the Shares duly endorsed or the consent resolution supporting the transaction contemplated herein (or accompanied by duly executed stock powers), for transfer to Free DA.

1.8 KEY EXECUTIVE EMPLOYMENT CONTRACTS. Key Executive Employment Contracts shall be executed before April 15th, 2005 by and between Free DA and certain key employees.

     1.9 FURTHER ASSURANCES. If, at any time after the Closing, the parties to this Agreement consider or are advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange, or to carry out the purposes of this Agreement at or after the Closing, then the parties to this Agreement shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Exchange and to carry out the purposes and intent of this Agreement.

1.10 TAX CONSIDERATIONS: The Exchange Shares issued in the Exchange to be issued solely in exchange for the Shares, and no other transaction shall be an adjustment to the consideration between the parties to this Agreement for the transactions contemplated hereby. Further, no consideration which would constitute "other property" within the meaning of the Income Tax Act of Canada is being transferred by the parties as consideration pursuant to this Agreement. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Section 1.10, unless otherwise required by a final and binding judicial or governmental determination of competent jurisdiction. Each party herein will promptly notify the other party, as provided by this Agreement in Section 4.3.10, of any determination by a taxing authority of a position that is inconsistent with this Section.

                                    ARTICLE 2
                                    ---------

                              TERMS AND CONDITIONS
                              --------------------

     2.1 CONDITIONS PRECEDENT. Prior to Closing, the parties hereto (as specified below) shall satisfy the following conditions:

     2.1.1 BOARD APPROVAL. The respective Boards of Directors for the Company and Free DA shall approve, adopt and ratify, by resolution duly made, carried, and recorded in their respective corporate minute book, the execution and performance of this Agreement by such corporation, including the Exchange and all transactions related thereto.

     2.1.2 SHAREHOLDER APPROVAL. Prior to the Closing, Free DA shall obtain the requisite shareholder approval for the consummation of the Exchange. Prior to the Closing, the Company shall acquire the approval of one hundred percent (100%) of the Company's shares entitled to vote on the Exchange.

     2.1.3 GOVERNMENTAL APPROVALS. The parties hereto shall secure and/or substantially comply with or file for any and all required permits, licenses, certifications, or approvals from the appropriate local, provincial, or federal governmental or regulatory agencies required for or related to the Closing and the Exchange, and all transactions related or necessary thereto, and required for or to ensure the continued operations or ongoing business concerns of the Company consistent with the operating or business history of the Company.

     2.1.4 MATERIAL CHANGES. The Company shall not undertake, effect or transact any contract, agreement, activity or business function that has the effect or consequence of a material change as defined herein, relative to the state of the Company as of the Effective Date. A "Material Change" shall be a change that adversely affects the business concerns, operations, assets, customers, shareholders or prospects, present or future, of the Company prior to or concurrent with the Closing Date, except those material changes expressly contemplated by this Agreement. Further, the Company will notify Free DA immediately of any anticipated or actual material change, adverse or otherwise, in a manner prescribed by this Agreement. Material Changes include, but are not limited to any event, occurrence or happenstance, public or otherwise, that in any way (i) adversely affects the value of the Company's assets or holdings;
(ii) substantially increases the Company's exposure to liability or risk of litigation; (iii) substantially affects the Company's service, supplies, inventory, customers and employees; (iv) changes, modifies or affects the Company capital structure, accounting, other business operations model, mergers, consolidations, acquisitions, stock or asset purchases of other or subsidiary companies or where the Company has a legal obligation to make disclosures to its shareholders and Board of Directors; and (v) changes, adjustments or increases to employee or contracted compensations, salaries or wages, declared or paid dividends or otherwise exercising or accepting warrant and option exercises.

     2.1.5 FINANCIAL STATEMENTS; The Company shall provide to Free DA un-audited financial statements, consisting of a balance sheet, income statement and cash flow statement, for the twenty four-month period ending September 30th, 2004, which statements shall: (a) be prepared in accordance with generally accepted GAAP guidelines, and (b) fairly and accurately present the financial condition of the Company at the dates therein indicated and the results of operations for the periods therein specified.

     2.1.6 GOOD FAITH. The Company shall act in good faith to disclose, assist, cooperate and otherwise make available or make efforts to ensure that Free DA receives all information, data, charts, reports, audits, approvals, and other items required to be provided by this Agreement, and that the Company actions, documents and disclosures comply with Section 2.1 of this Agreement and applicable law.

     2.1.7 CORPORATE FILINGS. As of the Closing Date, Free DA shall be current and compliant with provincial and federal filings and reports. All of such filings and reports shall be, to the best of Free DA's knowledge, compliant with all Corporate and Securities Law, rules and regulations governing a reporting company.

     2.1.8 CHANGE IN FREE DA'S BOARD OF DIRECTORS AND OFFICERS. On the Closing Date, Free DA's agrees and consents to nominate Mr. Robin B. Hutchison as Chairman of the Board and CEO; Mr. James Borkowski as Director.

     2.1.9 GOOD AND MARKETABLE TITLE. The Company shall have good and marketable title and/or licenses or rights to use all tangible and intangible assets including, but not limited to, intellectual properties, intellectual property rights and innovations relating to the Free 411 Business Plan / Executive Summary hereto attached.

     2.1.10 LEGAL OPINIONS. On or at the Closing, the Company and Free DA shall deliver opinions of their respective legal counsel regarding the customary and usual matters of law and fact including an opinion regarding the examination and inspection of the books and records of the Company and Free DA, which inspection shall be completed prior to the Closing. Each party and its agents, attorneys and representatives shall have full and complete access to the properties, books and records of the other party during reasonable business hours, which shall not unreasonably interfere with the other's business for purposes of conducting the usual and necessary due diligence.


     2.2 PROCEDURES AT CLOSING. At the Closing, in accordance with the terms and conditions of this Agreement and Section 1.2 above, the parties shall meet to confirm and substantially compile any and all documents or reports contemplated herein. The parties will meet until satisfied that all of the terms and conditions, agreements and required disclosures have been assembled and reviewed. The Escrow Agent under the provision of the Escrow Agreement will maintain and keep a "Closing Book" that combines, in a binder or bound manner, the Agreement, together with all Appendix's thereto, and will provide same upon reasonable written notice for inspection.

     2.3 CONDITIONS SUBSEQUENT. After Closing, the parties hereto, as specified below, shall satisfy the following conditions:

     2.3.1 CONTINUED BUSINESS OPERATIONS. The Company shall retain its business name and continue to file its ordinary filings.

     2.3.2 APPOINTMENT OF OFFICERS AND DIRECTORS. Free DA shall take all steps reasonable and in compliance with the Business Corporations Act, to ratify the appointment of its new officers and directors as provided for in Section 2.1.8.

     2.3.3 IMPLEMENTATION OF AGREEMENT. FREE DA shall take each and every step to implement the provisions of this Agreement.

                                    ARTICLE 3
                                    ---------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Free DA that each of the representations and warranties made in this Agreement and this Section 3.1 are or will be true and correct as of the Closing Date.

     3.1.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and having made and making filings with the Registrar of Companies. The Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.1.2 POWER AND AUTHORIZATION OF THE COMPANY. The Company has the right, power, legal capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement, subject to any and all applicable regulatory approvals which may be required to effectuate the Exchange or any related transactions contemplated by, or necessary to effectuate, this Agreement. Further, the Company has made every filing and obtained every authorization, consent, approval or order, governmental or otherwise, required by Canadian law to enable the Company to lawfully enter into, and to perform its obligations under this Agreement. Further, this Agreement, when executed by the Company or its authorized representative, will constitute a valid and binding obligation of the Company, enforceable in accordance with the terms described herein.

     3.1.3 VALIDITY. All representations, warranties, and other statements made by the Company in this Agreement are true and correct as of the Effective
Date  or  will  be  true, complete, correct and accurate as of the Closing Date.

     3.1.4 BROKER'S FEES. No agent, broker, investment banker or firm acting on behalf of the Company or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the share exchange transaction contemplated herein.

     3.1.5 CAPITALIZATION OF THE COMPANY. The issued share capital of the Company is, Thirteen Million Seven Hundred & Ninety Six thousand, Eight Hundred & Eighty Five (13,796,885) shares of the Company's $.001 par value common stock.

     3.1.6 Thirteen Million Seven Hundred & Ninety Six thousand, Eight Hundred & Eighty Five (13,796,885) common shares were issued and outstanding, all of which are owned and held by Company shareholders. Other than as stated above, no other shares of the Company, including but not limited to fractional shares, will be issued and outstanding on the Closing Date. All issued and outstanding shares of the Company have been, or as of the Closing Date will be, duly authorized and validly issued, fully paid and nonassessable, not subject to any claim, lien, preemptive right or right of rescission, and will have been offered, issued and sold by the Company (and, if applicable transferred), to the best of the Company's knowledge, information and belief, in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws, the Company's Articles of Incorporation, all other corporate or charter documents, and all agreements to which the Company or the Company's shareholders are a party.

     3.1.7 OPTIONS, WARRANTS OR RIGHTS. Other than as disclosed herein, the Company represents there are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any of the Company's share capital or any security convertible into or exchangeable for any shares of Company's capital stock or obligating the Company to grant, issue, extend, or enter into, any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement ("Interests"). The Company has no liability for any dividends accrued but unpaid. No shares of the Company are reserved for issuance under any stock purchase, stock option or other benefit plan.

     3.1.8 NO VOTING ARRANGEMENTS OR REGISTRATION RIGHTS. There are no voting agreements, voting trusts, rights of first refusal or other restrictions, other than normal restrictions on transfer under the applicable securities laws, applicable to any of the Company's issued and outstanding shares of capital stock or to the conversion of any shares of the Company stock in the Exchange.

3.1.9 NOT A SUBSIDIARY. The Company has never been a subsidiary of any corporation, partnership, Limited Liability Company, joint venture or other business entity.

     3.1.10 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Exchange or any of the other transactions contemplated herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment, or violation of: (i) any organizational, corporate, or other resolution of the Company currently in effect; (ii) any national, provincial, or local judgment, writ, decree, levy, order, statute, rule or regulation applicable to the Company or its assets or properties; or (iii) any material instrument, agreement, contract, letter of intent or commitment to which the Company is a party or by which the Company or its assets or properties are or were bound, except as such conflicts, terminations, breaches, impairments, or violations as, in the opinion of management of the Company, would not have a Material Adverse Effect on the Company, or the Company's business or assets.

     3.1.11 LITIGATION. As of the date hereof, there is no action, suit, arbitration, mediation, proceeding or claim pending against the Company or against any officer or director of the Company, or to the best of the knowledge of the Company, against any employee or agent of the Company in their capacity as such or relating to their employment or relationship with the Company, before any court, administrative agency or arbitrator that, if determined adversely, may reasonably be expected to have a Material Adverse Effect on Company, nor, to the best of the Company's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. Except as would not have a Material Adverse Effect, and save for the regulatory approvals required hereunder, if any, to the best of the Company's knowledge, there is no basis for any person, firm, corporation or other entity, to assert a claim against the Company based upon the Company entering into this Agreement; and, further, there is no basis for any person, firm, corporation, or other entity, to assert a claim against the Company based upon (i) any claims of ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any of the Shares; or (ii) any rights as a Company shareholder, including any option, warrant or preemptive rights or rights to notice or vote. To the best of the Company's knowledge, there is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against the Company.

     3.1.12 TAXES. The Company has timely filed or will file all foreign (if applicable), national, provincial, and local tax returns required to be filed, has timely paid or provided for all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve policy for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. For the purposes of this Section, the terms "tax" and "taxes" include income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, license, including any taxes, ad valorem, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

     3.1.13 FINANCIAL STATEMENTS. The Company's financial year ends on the 31st day of July. The Company will deliver to Free DA prior to Closing an unaudited balance sheet (the "Unaudited Balance Sheet") as of July 31st, 2004, (the "Balance Sheet Date") and an unaudited income statement and unaudited cash flow statement, each for the twenty-four month period ending July 31st, 2004 (collectively, the "Management Accounts"). (hereinafter, the "Company Financial Statements"). The Company Financial Statements (i) will be prepared in accordance with the books and records of the Company, and (ii) fairly and accurately present the financial condition of the Company at the dates therein indicated and the results of operations for the periods therein specified and
(iii) will be prepared in accordance with GAAP. Further, the Company has no material debt, contingent liability, liabilities or obligation of any nature, including but not limited to inter-company, or owed to third parties, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Company Financial Statements, and (ii) those that may have been incurred after the reporting periods, but prior to Closing, incurred in the ordinary course of business and consistent with past Company business operations. All reserves, if any, set forth in the Company Financial Statements are reasonably adequate.

     3.1.14 TITLE TO PROPERTY. The Company has or will have as of the Closing Date, good and marketable title to all of the assets listed in Schedule C not encompassed in 3.1.16which shall be free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances

3.1.15 CONTRACTS AND COMMITMENTS. The Company is not bound by any written or oral contracts, agreements, commitments or other instruments to which the Company is a party or to which it or any of its assets or properties is bound, including, but not limited to, consulting or similar agreements, continuing contracts for future purchase, sale, license or leases, manufacture of products, materials, supplies, equipment or services, Intellectual Property agreements, joint venture or partnership contracts, or other agreement which is reasonably expected to include profit sharing or fee splitting, contracts with key employees, officers, directors, committees, or other agency arrangements, indenture, mortgages, trusts, trust deeds, and lines of credit or loans, for which could impair executing this agreement.

     3.1.16 INTELLECTUAL PROPERTY. The Company will have as of the Closing Date, the right to use, sell or license, or the right to acquire a license to use all material Intellectual Property Rights, including, but not limited to, a license or other interest in the technology as operated by the Company under license by 668158 BC Ltd a corporation owned and control by Mr. John Taschereau or other equivalent technology, necessary or required for the conduct of its directory assistance related business as presently conducted, and such rights to use, sell, or license are sufficient for such conduct of its directory assistance related business. Further, the Company is, or as of the Closing Date will be, the legal and beneficial owner, or licensee of all IP Rights contemplated herein and included in Exhibit C. Any and all intellectual property that is owned by the Company as of the Closing Date will be free and clear of any claims, liens, security interests, mortgages, encumbrances or obligations by the Company. The Company is currently taking reasonable and practicable steps designed to protect, preserve, and maintain the secrecy and confidentiality of all material Company IP Rights and all the Company's proprietary rights therein. All officers, employees, agents, and consultants of the Company having access to proprietary information will have executed or execute and deliver to the Company either: (1) a Key Executive Employment Agreement, attached hereto Exhibit "I," or; (2) a confidentiality agreement hereto as Exhibit "FF." IP Rights, as used herein, means, collectively, all worldwide industrial and intellectual property rights, including but not limited to trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, trade secrets, know-how, customer lists, proprietary processes and formulae, manuals, memoranda and records relating to the Company's directory assistance business as contemplated in the Free 411 Business Plan and not under license by the Company which is to include Free DA and Paid DA applications.

     3.1.17 COMPLIANCE WITH LAWS. To the best of the knowledge of the Company's management, the Company has complied with and is now in complete compliance, in all material respects, with all applicable national, Provincial, and local laws, ordinances, regulations, rules, orders, writs, decrees, injunctions, awards, judgments and decisions applicable to the Company or to the Company's assets, properties, or business. The Company holds all permits, licenses, and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with the Company's present business. Neither the Company nor its executive officers, directors or affiliates, promoters or control persons have been subject to any of the following:


     (a) Any conviction in a criminal proceeding or any pending criminal proceeding (excluding traffic violations and other non-criminal minor offenses);

     (b) Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and

     (c) Being found by a court of competent jurisdiction (in a civil action), the relevant Securities Commissions or other regulatory bodies to have violated a federal or provincial securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

     3.1.18 EMPLOYEES. To the best knowledge of the Company's management, the Company is in compliance in all material respects with all applicable laws, agreements, and contracts relating to employment, employment practices, reporting, wages, hours, and compensation matters, in all geographic areas where it conducts business.


     3.1.19 PRODUCT WARRANTIES AND PRODUCT LIABILITY CLAIMS. All services provided by the Company, including use of the Company property for providing any of the Company's services at any time prior to the Closing Date, have been in conformance in all material respects with all applicable contractual commitments and all express or implied warranties of the Company, and no material liability exists for replacement thereof or other damage in connection with such services at any time prior to the Closing Date.


     3.2 REPRESENTATIONS AND WARRANTIES OF FREE DA. Free DA hereby represents and warrants to the Company that each of the following representations and warranties made in this Agreement and this Section 3.2 are true and correct as of the Effective Date, and will be true, correct, and complete as of the Closing Date.

     3.2.1 ORGANIZATION AND GOOD STANDING. Free DA is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia. Free DA has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business

     3.2.2 POWER AND AUTHORITY OF FREE DA. Free DA has the right, power, legal capacity and authority to enter into, execute, deliver and perform such Free DA obligations under this Agreement and has the requisite power and authority to consummate the Exchange. Further, no filing, authorization, consent, approval or order, governmental or otherwise, required by Provincial law is necessary or required to be made or obtained by Free DA to enable Free DA to lawfully enter into, and to perform the respective obligations under this Agreement. Further, this Agreement, when executed by Free DA or its authorized representative, will constitute a valid and binding obligation Free DA and its shareholders, enforceable in accordance with the terms described herein, except as to the effect, if any of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2.3 BROKER'S FEES. No agent, broker, investment banker, person or firm acting on behalf of Free DA or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

     3.2.4 CAPITALIZATION OF FREE DA. As of December 1st, 2004 the issued and outstanding capital stock of Free DA consisted entirely of 1 shares of no par value common stock, all of which were held in trust by Free DA's corporate lawyer. No shares of Free DA's preferred stock have been issued or are outstanding. As of December 1st, 2004, there were no outstanding warrants to purchase shares of Free DA's common stock. All issued and outstanding shares of Free DA have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any claim, lien, preemptive right or right of rescission (other than the rights of all companies organized under Provincial law to repurchase shares), and have been offered, issued, sold and delivered by Free DA (and, if applicable transferred) in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws, Free DA's Articles of Incorporation, all other corporate or charter documents, and all agreements to which Free DA or Free DA's shareholders are a party.

     3.2.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Exchange or any of the other transactions contemplated herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment, or violation of: i) any organizational, corporate, or other resolution of Free DA currently in effect; ii) any Provincial or Federal, or local judgment, writ, decree, levy, order, statute, rule or regulation applicable to Free DA or its assets or properties; or iii) any material instrument, agreement, contract, letter of intent or commitment to which Free DA is a party or by which Free DA or its assets or properties are or were bound, except as such conflicts, terminations, breaches, impairments, or violations as would not have a Material Adverse Effect.

     3.2.6 LITIGATION. As of the date hereof and as of the Closing Date, there is and will be no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Free DA or against any officer or director of Free DA, or to the best of the knowledge of Free DA and Free DA's shareholders, against any employee, agent, service or in their capacity as such or relating to their employment, services or relationship with Free DA, before any court, administrative agency or arbitrator that, if determined adversely, or brought against any of the above may reasonably be expected to have a Material Adverse Effect on Free DA, nor, to the best of Free DA's knowledge has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. Except as would not have a Material Adverse Effect, and save for the regulatory approvals required hereunder, there is no basis for any person, firm, corporation or other entity, to assert a claim against Free DA or Company based upon Free DA entering into this Agreement or consummating the Exchange; and, further, there is no basis for any person, firm, corporation, or other entity, to assert a claim against Free DA based upon i) any claims of ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of Free DA; or ii) any rights as a Free DA's shareholder, including any option, warrant or preemptive rights or rights to notice or vote. To the best of Free DA's knowledge, there is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against Free DA. Neither Free DA nor any of its executive officers, directors or affiliates, promoters or control persons have been subject to any of the following:

          (a) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

          (b) Any conviction in a criminal proceeding or any pending criminal proceeding (excluding traffic violations and other minor offenses);

          (c) Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and

          (d) Being found by a court of competent jurisdiction (in a civil action), a relevant Securities Commission or regulatory body to have violated a federal or provincial securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

     3.2.7 DISCLOSURE. Free DA has made available to the Company full disclosure relating to all matters contained in respect to this transaction. The Company has had full access to the corporate records of Free DA.

     3.2.8 FINANCIAL CONDITION. There has been no material adverse change in the financial condition or business of Free DA, taken as a whole, since the date of the most recent financial statements

     3.2.9 VALIDITY OF SHARES. The Exchange Shares shall, when issued; (i) be duly authorized, validly issued, fully paid and non-assessable, and shall be free of all liens, claims, charges and encumbrances; (ii) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under applicable securities laws.


     3.3 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each Shareholder, for himself, herself or itself, warrants that those Shares held of record by such Shareholder are fully paid, non-assessable and free of liens and encumbrances, and are free and clear of any transfer restrictions except for restrictions on transfer under applicable securities laws. Each Shareholder, for himself, herself or itself, warrants that no agent, broker, investment banker, person or firm acting on behalf of such Shareholder or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the share exchange transaction contemplated herein.

     3.3.1 ACQUISITION INTENT OF SHAREHOLDERS. Shareholders are acquiring the Exchange Shares for their own accounts and not with an intention of distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended ("Securities Act"). Each of the Shareholders represents and confirms to Free DA that he or she (i) is an accredited investor within the meaning of Rule 501(a) pursuant to the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) pursuant to the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Free DA's securities; (ii) is aware of the limits on resale of the Exchange Shares imposed because of the nature of the Exchange and the transactions contemplated thereby, including, but not limited to, restrictions specified by Rule 144 promulgated by the Securities and Exchange Commission; and (iii) is receiving the Exchange Shares without registration pursuant to the Securities Act, in reliance on the exemption from registration specified in Section 4(2) of the Securities Act for investment, and without any intent to sell, resell, or otherwise distribute the Exchange Shares in any manner that is in violation of the Securities Act. The certificates representing the Exchange Shares, when delivered to the Shareholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION PURSUANT TO THE SECURITIES ACT OF 1933. THOSE SECURITIES MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER AND ITS COUNSEL THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF THAT ACT.

Each Shareholder agrees not to attempt any transfer of any of the Exchange Shares without first complying with the substance of that legend and agrees that the satisfaction of Free DA may, if Free DA so requests, depend in part upon an opinion of counsel acceptable in form and substance to Free DA, or equivalent evidence. Each of the Shareholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to the Exchange Shares issued to such Shareholders.

     3.4     MUTUAL  COVENANTS

     3.4.1 FULFILLMENT OF CLOSING CONDITIONS. At or prior to the Closing, each party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable after the Effective Date of this Agreement, the conditions specified in Article 2 hereinabove to the extent that the fulfillment of such conditions are within its control. In connection with the foregoing, each party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in this Agreement, (c) comply with all applicable laws in connection with its execution, delivery and performance of this Agreement and the Exchange,
(d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any laws, contracts or otherwise, including any Company required consents in the case of the Company and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Exchange.

     3.4.2 EMPLOYEES. On Closing, the Company shall retain the discretion regarding management of the Company's employees and related employment decisions. The Company shall remain solely responsible for all liabilities arising out of or related to the actual or constructive termination of employment of any employee of the Company. Certain key executives of the Company will execute new employment agreements with the Company concurrent with Closing, as described in Section 1.9.3 above.

     3.4.3 DISCLOSURE OF CERTAIN MATTERS. Each party to this Agreement shall promptly notify every other party of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in Article 2 will not be satisfied prior to the Effective Date.

     3.4.4 PUBLIC ANNOUNCEMENTS. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Exchange and, except as may be required by applicable law, none of the parties nor any other party shall issue any such press release or make any such public statement without the prior written consent of the other party.

     3.4.5 TRANSFER TAXES. Free DA shall pay at the Closing of PST & GST, documentary and other transfer taxes, if any, due as a result of the Exchange.

     3.4.6 CONFIDENTIALITY. If the Exchange is not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or affiliate all copies made by it or its representatives of Confidential Information provided by such other party or affiliate.

     3.4.7 EXPENSES. Except as otherwise provided herein, the parties shall each pay all of their respective legal, accounting and other expenses incurred by such party in connection with the Exchange.

                                    ARTICLE 4
                                    ---------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     4.1. INDEMNIFICATION. From and after the Closing Date, each party to this Agreement shall indemnify and hold harmless each and every other party, jointly and severally, and (if any) each other party's respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, affiliates and any person who controls any of such persons within the meaning of the Securities Act or the Securities Exchange Act of 1934 (each, an "Indemnified Person") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Person in connection therewith, including consequential and punitive damages) (collectively, "Damages") that such Indemnified Person may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements contained in this Agreement. Further Free DA shall not be held liable for the economic results of the transactions, or for loss of value in investment or like.

     4.1.1 SURVIVAL. The indemnity provisions set forth in Section 4.1, above, shall survive the Closing and continue for a period of one (1) year.

     4.1.2 PROCEDURE FOR CLAIMS. Any Indemnified Person who desires to seek indemnification under any part of this Section 4 shall give written notice in accordance with Section 4.3.9 in reasonable detail (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") and to Buyer's then current corporate counsel. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Person shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within thirty (30) days (the "Response Period") after the later of
(i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

     4.1.3 INDEMNITY OBLIGATIONS. If any Indemnitor shall be obligated to indemnify an Indemnified Person pursuant to this Section 4, such Indemnitor shall pay to such Indemnified Person the amount to which such Indemnified Person shall be entitled within fifteen (15) Business Days after (i) a disputed claim is determined in favor of the Indemnified Person pursuant to Section 4.3.1 of this Agreement, or (ii) the Response Period has expired without a response which satisfies the provisions of Section 4.1.2 from an Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Person interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate.

     4.1.4 EFFECT OF INVESTIGATION OR KNOWLEDGE. Any claim by any party for indemnification shall not be adversely affected by any investigation by, or opportunity to, investigate afforded to any such person, nor shall such a claim be adversely affected by any such person's knowledge on or before the Closing Date of any breach or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

     4.1.5 CONTINGENT CLAIMS. Nothing herein shall be deemed to prevent an Indemnified Person from making a claim hereunder for potential or contingent claims or demands (a "Contingent Claim") provided the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Person has reasonable grounds to believe that such a claim may be made.

4.2 TERMINATION. The parties may terminate this Agreement at any time before the Effective Date or Closing, as provided below:

          (a)  by  mutual  written  consent  of  each  of  the  parties  hereto;

          (b) by any party to this Agreement, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Exchange, and such Court Order shall have become final and nonappealable;

          (c) by Free DA, if the Company shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by the Company shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Business; or

          (d) by the Company, if Free DA shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within Twenty
     (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the Company hereunder.

     4.3     GENERAL  MATTERS.

     4.3.1 DISPUTE RESOLUTION. All disputes, claims, or controversies arising out of or concerning this Agreement or to enforce or interpret its provisions shall be resolved and determined by final and binding arbitration within the City of Vancouver, Province of BC, in accordance with the Commercial Arbitration Act of British Columbia. The prevailing party shall be entitled to an award of its costs and reasonable attorney's fees incurred in such arbitration proceeding. Judgment on the arbitrator's award shall be final and binding and may be entered in any court of competent jurisdiction.

     4.3.2 AMENDMENT, PARTIES IN INTEREST, ASSIGNMENT, ETC. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties to this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement shall confer any rights upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Section 4.1. No party shall assign this Agreement or any right, benefit or obligation hereunder without obtaining the prior consent of the other party/parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     4.3.3 INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, Subsection, Schedule and Appendix references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

     4.3.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Facsimile signatures shall be deemed sufficient and shall have the same force and effect as an original signature.

     4.3.5 ENTIRE AGREEMENT. This Agreement, together with all Appendixs and Attachments described herein, constitute the final and complete understanding of the parties with respect to the subject matter hereof, superseding all prior and contemporaneous promises, inducements, representations, agreements, and understandings, whether written or oral, pertaining hereto, including without limitation, that certain Letter of Intent, dated November 21, 2001, between Free DA and the Company. This Agreement cannot be amended, modified or supplemented in any respect except as provided in
Section  4.3.2.

     4.3.6 SEVERABILITY. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be deemed to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. Nothing in this Section shall prevent the parties from interpreting any provision or part of this Agreement in a way consistent with current and future judicial determinations and modifying this Agreement as provided to concur with such determination.

     4.3.7 REMEDIES. The indemnification rights under Section 4.1 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by
Section  4.1.

     4.3.8 NO IMPLIED WAIVER. No course of dealing between the parties hereto and no failure or delay in exercising any such right, power, or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy. No waiver by any party hereto of any breach of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision hereof.

     4.3.9 JOINT PREPARATION. This Agreement is deemed to have been negotiated and prepared jointly by all the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any particular party, but shall be interpreted according to the applicable rules of interpretation for arm's length agreements.

     4.3.10 NOTICES. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to the address or to the facsimile number set forth below, unless such address or facsimile number is changed by notice to the other parties:

     If  to  the  Company:

               Via  Vis  Technologies  Inc.,
               Attention:  John  Taschereau
               2410-555  West  Hastings  St.,
               Vancouver  BC,  Canada,  V6B  4X5
               Fax:  604.

          with  a  required  copy  to:

     If  to  Free  DA:

               Free  DA  Connection  Services  Inc.,
               Mr.  Michael  Hutchison  QC.
               Suite  301-1640  Oak  Bay  Ave.,
               Victoria  BC, Canada V8R 1B2
               Fax: 604-542-5069
          with  a  required  copy  to:

               Smith  Hutchison
               Mr.  Mike  Hutchison  QC
               Suite  301-1640  Oak  Bay  Ave.,
               Victoria  BC,  Canada  V8R  1B2
               Fax:  250-389-0400

     If  to  Shareholders:

          [see  addresses  on  Appendix  A]


     4.3.11 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia. The parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of the Province of BC and federal courts sitting in Vancouver BC, and agree and consent that services of process may be made upon it in any legal proceedings relating hereto by any means allowed under Provincial or federal law.

IN WITNESS WHEREOF, the parties hereto as of the day and year first written above have executed this Agreement.


VIA  VIS  TECHNOLOGIES  INC.
COMPANY

By:
     ------------------------------
Name:  John  Taschereau
Title:  President  &  Director


FREE  DA  CONNECTION  SERVICES  INC.,
FREE  DA

By:
     ---------------------------
Name:  Robin  B.  Hutchison
Title:  Chairman  &  CEO


Witness:
          ------------------------------
Name: Mr.  James  Borkowski


Shareholders  Consents  hereto  attached  in  Appendix  "D"

                                  APPENDIX "A"
                                  ------------

LIST  ALL  THE  VV  SHAREHOLDERS:

DATE         SUBSCRIBER                                 SHARES
-----------  ----------------------------------         ----------

25-Jan-2001  John Taschereau                             6,109,704
25-Jan-2001  Karen Rempel                                  124,000
25-Jan-2001  Karen Rempel                                   63,811
25-Jan-2001  Gloria E Casilio                               18,073
25-Jan-2001  Matthew Hill                                   18,073
25-Jan-2001  Cornelius Rempel & Caroline Rempel              6,024
25-Jan-2001  Tom Crean                                       6,000
25-Jan-2001  Steven L DeBeck                                 1,200
25-Jan-2001  Michael Ayre                                   12,000
25-Jan-2001  William Mendenhall                             20,000
25-Jan-2001  Louise Specken                                  7,143
25-Jan-2001  BIG, Inc.                                     250,000
13-Jul-2001  Christopher Barry                              16,286
13-Jul-2001  James Palmer                                  142,835
13-Jul-2001  Beverly Anne Ayre                              14,296
13-Jul-2001  Beverly Anne Ayre                              14,296
31-Jul-2001  Western International Ridge Inc.              520,875
31-Jul-2001  BBH Geo Management Inc.                       173,625
31-Jul-2001  Bank von Ernst & CIE AG                        91,250
10-Dec-2001  Robin Hutchison                             5,000,000
30-Apr-2002  DS Management                                 333,333
2-May-2002   Beverley Anne Ayre                             20,000
2-Aug-2002   Beverley Anne Ayre                             30,000
30-Nov-2004  Stephen Hayes                                 100,000
30-Nov-2004  Faye Marie Konyi                              180,000
30-Nov-2004  Thomas Gerke                                  230,061
30-Nov-2004  Asa Zanatta                                     4,000
15-Dec-2004  Lance Davis                                   250,000
15-Dec-2004  Jacqueline Casilio                             20,000
15-Dec-2004  Joanne Taschereau                              20,000
             TOTAL SHARES                               13,796,885